Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel (212) 355-4449 ext. 127 occ-jfwbk@joelefrank.com	Aaron Palash (212) 355-4449 ext. 103 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION RECEIVES

NOTICE OF ALLOWANCE FOR PATENT APPLICATION COVERING

CATEGORY 8 CONNECTOR TECHNOLOGY

OCC’s Innovative Technology a Key to Unlocking the Next Generation

of High-Speed Copper Connectivity

ROANOKE, VA, March 14, 2016 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced that it has received a Notice of Allowance from the United States Patent and Trademark Office (“USPTO”) for a patent application covering printed circuit board and related technologies that enable the achievement of the pending Category 8 performance standard in the popular RJ-45 modular connector.

The ubiquitous RJ-45 connector is best known for its use in Ethernet-based local area networks (LANs)—connecting computers, printers, servers and VoIP phones. The RJ-45 connector is also widely used in datacenters.

Category 8 is the next generation of twisted-pair data communication copper cabling and connectivity specifications developed by the Telecommunications Industry Association (TIA) and intended for 40-Gbit/second transmission of data—four times the rate of current Category 6A compliant copper cabling and connectivity technology.

OCC’s unique approaches utilize, in one aspect, non-continuous ground planes, and in another aspect, layers of relatively high and low dielectric materials to achieve Category 8 performance while minimizing cross-talk in an RJ-45 modular connector—which is fully backward compatible with Category 6A and earlier standards.

Optical Cable Corp. – USPTO Notice of Allowance (Cat 8 Technology)

Dr. Ian Timmins, Vice President, Engineering, Enterprise Connectivity of OCC said, “We believe this is groundbreaking technology that is a key to unlocking high-speed Category 8 performance in a cost-effective manner. We expect this invention to have wide spread use in RJ-45 connectors as Category 8 becomes the new standard for twisted-pair copper.”

All 20 claims of OCC’s U.S. patent application were allowed by the USPTO.

Dr. Timmins said, “Our team achieved breakthroughs that enabled high frequency performance in a cost-effective design by using differing dielectric materials and creating a split ground plane on the printed circuit board.”

OCC has long been a thought leader in copper data communications connectivity—capabilities acquired with Company’s acquisition of SMP Data Communications in May 2008. OCC holds some of the early patents for RJ-45 connector technology, and is the premier manufacturer of test fixtures widely used in the industry’s test labs to verify structured cabling and connectivity compliance with TIA’s Category standards.

Mr. Neil Wilkin, President and CEO of OCC said, “Today’s announcement is another example of OCC’s long history of expertise and innovation in copper and fiber optic connectivity technologies and products.”

“Building upon OCC’s acquisitions of SMP Data Communications and Applied Optical Systems, we have created a comprehensive range of top-tier fiber optic and copper connectivity and structured cabling management products and solutions. OCC’s expertise and reputation for innovation has grown far beyond the pioneering designs of fiber optic cables for which we are well known,” Mr. Wilkin added.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – USPTO Notice of Allowance (Cat 8 Technology)

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

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